Heritage-Crystal Clean, Inc. Announces First Quarter 2023 Financial Results

First Quarter Highlights Include:

•Net income was $16.6 million; up 28.8% compared to net income of $12.9 million in the first quarter of 2022.

•Basic earnings per share were $0.70 for the quarter, an increase of 27.3% compared to $0.55 for the first quarter of 2022.

•Revenue for the first quarter of 2023 was $193.5 million, a record for a three-month quarter, compared to $139.4 million for the same quarter of 2022, an increase of 38.8%.

•Environmental Services segment revenue was $94.8 million, a record for a three-month quarter, and an increase of 28.9% from the year-ago quarter.

•Industrial and Field Services segment revenue was a record $45.8 million, an increase of 312.0% from the year-ago quarter.

•Industrial and Field Services segment profit before corporate selling, general and administrative expenses was $7.5 million, an increase of $6.4 million from the year-ago quarter.

•EBITDA for the quarter was a first quarter record of $36.2 million, up 50.4% compared to EBITDA of $24.1 million in the first quarter of 2022.

Hoffman Estates, IL, May 9, 2023 — Heritage-Crystal Clean, Inc. (Nasdaq: HCCI), a leading provider of parts cleaning, hazardous and non-hazardous waste services, used oil re-refining, antifreeze recycling, industrial and field services, and emergency and spill response services today announced results for the first quarter which ended March 31, 2023.

First Quarter Review

Beginning with our 2023 fiscal year, we changed our financial reporting cycle to a calendar year-end and end-of-month quarterly reporting cycle. The first quarter of 2023 includes 4 additional working days as a result of our fiscal quarter change. We estimate that the additional working days resulted in an increase in revenues of 6.3% in the first quarter of 2023 when compared to the first quarter of 2022.

Revenue for the first quarter of 2023 was $193.5 million compared to $139.4 million for the same quarter of 2022, an increase of 38.8%.

Overall Operating Margin increased by $11.6 million and decreased slightly on a percentage of revenue basis to 22.9% compared to 23.4% during the first quarter of 2022. This decrease was driven primarily by the decrease in revenues in the Oil Business segment. Our first quarter corporate SG&A expense was $20.7 million, or 10.7% of revenue, compared to $15.3 million, or 11.0% of revenue, for the first quarter of 2022.

Net income for the first quarter was $16.6 million compared to net income of $12.9 million in the year-ago quarter. Basic earnings per share were $0.70 compared to $0.55 in the year-ago quarter.

Segments

Effective January 1, 2023, the Company revised its reportable segments based on our investment in Patriot Environmental Services in 2022. Previously we had two reportable segments: "Environmental Services," and "Oil Business." Under the revised segment presentation, the Company now has three reportable segments: "Environmental Services," "Oil Business," and "Industrial and Field Services." Prior period segment results presented for comparative purposes below have been recast to reflect the newly reportable segment, Industrial and Field Services, as a separate segment.

Our Environmental Services segment includes parts cleaning, containerized waste management, wastewater vacuum services, and antifreeze recycling activities. Environmental Services revenue was $94.8 million during the quarter compared to $73.5 million during the first quarter of fiscal 2022. The 28.9% increase in revenue was mainly due to the continued increase in demand and higher prices for our services compared to the prior year quarter. We experienced revenue increases across all service lines in the segment when compared to the first quarter of 2022. Environmental Services profit before corporate selling, general, and administrative expenses was $22.7 million, or 24.0% of revenue, compared to the recast profit of $13.1 million, or 17.7% of revenue, in the year-ago quarter. The increase in operating margin was mainly driven by increased pricing relative to increased operating costs.

President and CEO Brian Recatto commented, "The first quarter marked the third-straight quarter in which our sales and services team delivered organic growth of over 24% in this segment. In addition, we are pleased to see an increasing amount of this revenue translated into operating profit during the first quarter compared to the first quarter of 2022."

The Industrial and Field Services segment consists of the Company's industrial and field services, as well as the activities at our non-hazardous waste processing facilities. Industrial and Field Services revenue was $45.8 million for the first quarter of fiscal 2023 compared to $11.1 million for the first quarter of fiscal 2022. The $34.7 million increase in revenue was mainly driven by revenue from our acquisition of Patriot Environmental Services during the second half of 2022 and, to a lesser extent, by higher demand and increased prices for our products and services. Industrial and Field Services profit before corporate SG&A expense increased $6.4 million, or 583.6%, in the first quarter of 2023 compared to the first quarter of fiscal 2022. Operating margin for the first quarter of 2023 was 16.3% compared to the recast margin of 9.8% in the first quarter of 2022. The first quarter operating margin is reflective of a permanent change we made during the quarter to reclassify certain labor and benefits cost in our Patriot business in the amount of $1.5 million from corporate SG&A expense to Operating Expense. Without this change our operating margin for the first quarter would have been 19.5%. The increase in operating margin was mainly driven by increased revenues in comparison with the increase in operating costs as a result of the Patriot Environmental acquisition made during the second half of 2022.

Recatto commented, "We're delighted by the revenue growth generated during the first quarter in the Industrial and Field Services segment. We are also optimistic that the growth in this segment will also provide opportunity for additional growth in our Environmental Services segment in the quarters and years to come."

Our Oil Business segment includes used oil collection and re-refining activities, as well as sales of recycled fuel oil. During the first quarter of 2023, Oil Business revenue was $53.0 million, a decrease of $1.8 million, or 3.2%, compared to $54.7 million in the first quarter of fiscal 2022. A decrease in base oil sales volume was the main driver of the decrease in revenue compared to the prior year quarter, partially offset by an increase in base oil sales price. Oil Business segment operating margin decreased to 26.5% in the first quarter of 2023 compared to 33.8% in the first quarter of fiscal 2022. The lower operating margin compared to the first quarter of 2022 was mainly due to a decrease in revenue from lower base oil sales volume along with increased labor costs and transportation expenses.

Recatto commented, "We are pleased by the fact that during the first quarter, despite a sequentially declining base oil netback, and intentionally running our re-refinery at slower rates due to soft base oil demand, we were still able to produce what would have been considered a record operating margin percentage only two years ago."

Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries. This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: our ability to successfully integrate our acquisition of Patriot Environmental Services, Inc. and achieve the benefits contemplated by the acquisition; general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility, including a drop in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; the impact of inflationary pressures on our business; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost-effectively collect or purchase used oil or generate operating results; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; the impact of legal proceedings and class action litigation on us and our ability to estimate the cash payments we will make under litigation settlements; our ability to effectively manage our network of branch locations; the control of The Heritage Group over the Company; and the risks identified in the Company's Annual Report on Form 10-K filed with the SEC on March 1, 2023. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, hazardous and non-hazardous waste disposal, emergency and spill response, and industrial and field services to vehicle maintenance businesses, manufacturers and other industrial businesses, as well as utilities and governmental entities. Our service programs include parts cleaning, regulated containerized and bulk waste management, used oil collection and re-refining, wastewater vacuum, emergency and spill response, industrial and field services, waste antifreeze collection, recycling and product sales. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Through our used oil re-refining program, during fiscal 2022, we recycled approximately 66 million gallons of used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Through our antifreeze program during fiscal 2022 we recycled approximately 4.5 million gallons of spent antifreeze which was used to produce a full line of virgin-quality antifreeze products. Through our parts cleaning program during fiscal 2022 we recycled 2.3 million gallons of used solvent into virgin-quality solvent to be used again by our customers. In addition, we sold 0.6 million gallons of used solvent into the reuse market. Through our containerized waste program during fiscal 2022 we collected approximately 22 thousand tons of regulated waste which was sent for energy recovery. Through our wastewater vacuum services program during fiscal 2022 we treated approximately 84 million gallons of wastewater. Heritage-Crystal Clean, Inc. is headquartered in Hoffman Estates, Illinois, and operates through 105 branch and industrial services locations serving approximately 104,000 customer locations.

Conference Call

The Company will host a conference call on Wednesday May 10, 2023 at 9:00 AM Central Time, during which management will give a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, https://crystal-clean.com/investor-relations/, and can participate on the call by dialing (888) 440-4149. After dialing the number, you will be required to provide the following passcode before being joined to the conference call: 8889427.

The Company uses its website to make information available to investors and the public at www.crystal-clean.com.
CONTACT: Mark DeVita, Executive Vice President and Chief Financial Officer, at (847) 836-5670

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	March 31, 2023	December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$35,338	$22,053
Accounts receivable - net	113,069	114,408
Inventory - net	47,294	40,727
Assets held for sale	—	1,125
Other current assets	10,840	12,989
Total current assets	206,541	191,302
Property, plant and equipment - net	225,581	222,942
Right of use assets	124,857	123,742
Equipment at customers - net	26,827	26,465
Software and intangible assets - net	99,747	102,335
Goodwill	112,236	112,236
Other assets	15,219	15,219
Total assets	$811,008	$794,241

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$54,535	$55,087
Current portion of lease liabilities	28,298	27,277
Contract liabilities - net	3,213	2,525
Accrued salaries, wages, and benefits	9,104	12,443
Taxes payable	7,200	6,037
Other current liabilities	10,755	12,382
Current portion of long term debt	5,000	—
Total current liabilities	118,105	115,751
Lease liabilities, net of current portion	101,571	100,738
Other long term liabilities	642	986
Long-term debt, net of current portion	84,431	89,383
Deferred income taxes	60,298	57,155
Total liabilities	$365,047	$364,013

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 23,664,515 and 23,593,163 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	$237	$236
Additional paid-in capital	207,673	208,533
Retained earnings	238,415	221,826
Accumulated other comprehensive loss	(364)	(367)
Total stockholders' equity	$445,961	430,228

Total liabilities and stockholders' equity	$811,008	$794,241

Heritage-Crystal Clean, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except per Share Amounts)
(Unaudited)

	First Quarter Ended,
	March 31, 2023 (90 days)	March 26, 2022 (84 days)

Revenues
Service revenues	$119,452	$68,916
Product revenues	66,340	64,473
Rental income	7,691	5,977
Total revenues	$193,483	$139,366

Operating expenses
Operating costs	$140,062	$101,783
Selling, general, and administrative expenses	17,700	13,735
Depreciation and amortization	12,168	6,507
Other (income) - net	(469)	(210)
Operating income	24,022	17,551
Interest expense – net	1,814	223
Income before income taxes	22,208	17,328
Provision for income taxes	5,619	4,450
Net income	$16,589	$12,878

Net income per share: basic	$0.70	$0.55
Net income per share: diluted	$0.70	$0.54

Number of weighted average shares outstanding: basic	23,649	23,476
Number of weighted average shares outstanding: diluted	23,863	23,636

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(Unaudited)

First Quarter Ended,
March 31, 2023 (90 days)
(thousands)	Environmental Services	Oil Business	Industrial and Field Services	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$71,000	$2,810	$45,642	$—	$119,452
Product revenues	16,200	50,140	—	—	66,340
Rental income	7,567	7	117	—	7,691
Total revenues	$94,767	$52,957	$45,759	$—	$193,483
Operating expenses
Operating costs	68,541	36,298	35,223	—	140,062
Operating depreciation and amortization	3,500	2,605	3,078	—	9,183
Profit before corporate selling, general, and administrative expenses	$22,726	$14,054	$7,458	$—	$44,238
Selling, general, and administrative expenses				17,700	17,700
Depreciation and amortization from SG&A				2,985	2,985
Total selling, general, and administrative expenses				$20,685	$20,685
Other (income) - net				(469)	(469)
Operating income					24,022
Interest expense – net				1,814	1,814
Income before income taxes					$22,208

First Quarter Ended,
March 26, 2022 (84 days)
(thousands)	Environmental Services	Oil Business	Industrial and Field Services	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$55,202	$2,608	$11,106	$—	$68,916
Product revenues	12,380	52,093	—	—	64,473
Rental income	5,963	14	—	—	5,977
Total revenues	$73,545	$54,715	$11,106	$—	$139,366
Operating expenses
Operating costs	58,025	34,165	9,593	—	101,783
Operating depreciation and amortization	2,466	2,084	422	—	4,972
Profit before corporate selling, general, and administrative expenses	$13,054	$18,466	$1,091	$—	$32,611
Selling, general, and administrative expenses				13,735	13,735
Depreciation and amortization from SG&A				1,535	1,535
Total selling, general, and administrative expenses				$15,270	$15,270
Other (income) - net				(210)	(210)
Operating income					17,551
Interest expense – net				223	223
Income before income taxes					$17,328

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and to Adjusted EBITDA
(Unaudited)

	First Quarter Ended,

(thousands)	March 31, 2023 (90 days)	March 26, 2022 (84 days)
Net income	$16,589	$12,878

Interest expense – net	1,814	223

Provision for income taxes	5,619	4,450

Depreciation and amortization	12,168	6,507

EBITDA (a)	$36,190	$24,058

Non-cash compensation (b)	1,257	1,493

Adjusted EBITDA (c)	$37,447	$25,551

(a)	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders, and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

(b)	Non-cash compensation expenses which are recorded in SG&A.

(c)	We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.